Exhibit 5.1

McDermott Will & Emery LLP

28 State Street

Boston, Massachusetts 02109

(617) 535-4000

August 10, 2012

Constellation Brands, Inc.

207 High Point Drive

Building 100

Victor, New York 14564

Re: Registration Statement on Form S-3 filed on January 31, 2012

Ladies and Gentlemen:

We have acted as special counsel to Constellation Brands, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-179266) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale from time to time of the securities referred to therein, and the Prospectus Supplement dated August 6, 2012 to the Prospectus dated August 6, 2012 (together, the “Prospectus”) relating to the offer and sale by the Company of $650,000,000 aggregate principal amount of its 4.625% Senior Notes due 2023 (the “Notes”). The Notes are to be issued pursuant to the provisions of an Indenture dated as of April 17, 2012 (the “Base Indenture”), as supplemented by Supplemental Indenture No. 2 to be dated as of August 14, 2012 (together with the Base Indenture, the “Indenture”), between the Company, the subsidiaries of the Company named therein (the “Guarantors”), and Manufacturers and Traders Trust Company, as Trustee (the “Trustee”), and to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated August 6, 2012 among the Company and the several underwriters listed in Schedule II thereto. Pursuant to the terms of the Indenture, the holders of Notes will be entitled to the benefit of guarantees (the “Guarantees”) from each of the Guarantors.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We also have assumed the Indenture is the valid and legally binding obligation of the Trustee and that the Trustee is qualified under the Trust Indenture Act of 1939, as amended. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon the foregoing and subject to the qualifications and provisions set forth herein, we are of the opinion as of this date that when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes and the Guarantees will be valid and binding obligations of the Company and the Guarantors, respectively, entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms.

Our opinion is qualified to the extent that enforcement of the Company’s and Guarantors’ respective obligations under the Indenture, the Notes and the Guarantees may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ McDermott Will & Emery LLP